EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2004, except for note 10 as to which the date is March 21, 2004, in the Registration Statement (Form S-1) and related Prospectus of Brightmail Incorporated for the registration of shares of its common stock dated March 22, 2004.

/s/    ERNST & YOUNG LLP

Sacramento, California

March 17, 2004